Exhibit 99

AT THE COMPANY:	AT FINANCIAL RELATIONS BOARD:
Tom Iacarella	Scott Eckstein
Vice President & CFO	Analyst/Media Inquiries
(605) 336-2750	(212) 827-3766

FOR IMMEDIATE RELEASE

MONDAY, AUGUST 22, 2011

RAVEN INDUSTRIES REPORTS

RECORD SECOND QUARTER FISCAL 2012 RESULTS

SIOUX FALLS, SD—August 22, 2011—Raven Industries, Inc. (RAVN: Nasdaq) today announced record second quarter sales and earnings for the three months ended July 31, 2011. Growth in net income was led by profit gains in the Applied Technology Division due to favorable market conditions and continued demand for the company’s precision agriculture solutions.

For the second quarter, sales increased 23 percent to $90.3 million, from $73.2 million in the same period a year ago. The largest sales increase was reported by the Applied Technology Division, followed by strong growth in Engineered Films. Second quarter net income increased 49 percent to $12.5 million, or $0.68 per diluted share, compared with $8.4 million, or $0.46 per diluted share during the same period a year ago.

For the six months, sales reached $191.9 million, a 21 percent increase from last year’s $158.2 million. First-half net income of $28.2 million, or $1.55 per share, was 32 percent above the prior year’s six-month results of $21.3 million, or $1.18 per share.

“We continue to benefit from our investments in Applied Technology,” said Daniel A. Rykhus, president and chief executive officer. “At the same time, two of our other divisions achieved double-digit sales gains. We did see lower sales in selected end markets, such as avionics, but our overall results highlight Raven’s diversified model. Sales of precision ag solutions into international markets have been especially strong this year. Our current performance is largely a function of past investments in new products and new market development. Backed by a debt-free balance sheet and strong cash flow generation, we will continue to make investments in support of our long term growth expectations. As things currently stand, we are on target to produce another record year.”

Strong Demand and Solid Execution Drive Record Applied Technology Results

For the second quarter, sales in the Applied Technology Division increased 54 percent to $32.3 million versus $21.0 million last year. Operating income increased 120 percent, to $12.1 million from $5.5 million. The division set second quarter records for sales and earnings.

“We’re seeing broad acceptance across our product lines,” Rykhus said. “Our steering controls enjoyed a particularly good quarter, but we also experienced higher order rates from our OEM partners. Sales

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growth from international markets remains very strong across the former Soviet Republics, Brazil, Australia and South Africa. Expanding Raven’s international distribution network has been a key part of our strategy to build market share. This, along with our growing product breadth, allowed this division to increase year-to-date international sales to 29 percent of division revenues, compared to 24 percent for the first six months of last year. While we are gaining important benefits from scale, our current profitability is tempered by continued investments in R&D and business development. Our second quarter is typically the seasonal low point for Applied Technology, so percentage increases may exaggerate our overall growth rate. Regardless, this gives us great confidence about the performance for the rest of the year.”

All-Time Quarterly Sales Record for Engineered Films

The Engineered Films Division posted record quarterly sales of $32.5 million, which was up 24 percent from $26.1 million in the second quarter of the prior year. Operating income decreased 5 percent to $5.3 million versus $5.5 million last year.

Rykhus stated, “Our sales into the energy markets remain strong, reflecting a high level of drilling and exploration activity. We also saw good demand for our geomembrane liners and covers. Our margins are being constrained by higher resin costs but we are beginning to see an improving profit spread as we adjust our pricing. In addition, we’re getting better productivity from recent process improvements. Our sales pipeline continues to grow and with new capacity coming on stream in the third and fourth quarters, we anticipate that volume growth will be the key driver for profitability. While this will be challenging given the current state of the economy, it presents a strong opportunity to expand operating margins.”

Higher Sales and Profits at Aerostar

Aerostar’s sales in the second quarter were up 18 percent to $10.9 million from $9.2 million in the previous year’s second quarter. Operating income of $2.2 million grew 62 percent from $1.3 million a year earlier.

“Parachutes led the top-line growth this quarter,” noted Rykhus. “We’re seeing consistent deliveries with this core product line under our longer-term contracts. We anticipate continued replacement business from the U.S. military for our aerostats, tethers and control modules. Meanwhile, we’re pursuing new orders for aerostats, with significant potential for reconnaissance applications by border patrols around the globe. Profit margins in this division were up from a year ago, with productivity gains from our parachute deliveries being partially offset by higher spending levels. Our entrance into surveillance aerostats was in response to the urgent need to protect our troops on the ground. This aggressive push helped put Raven on the map as a serious player. Today we’re strengthening our business platform including next generation aerostat technology, the development of lighter but stronger materials, and new partnerships that will expand our capabilities and geographic reach.”

Electronic Systems Sees Declines in Sales and Profits

Electronic Systems’ sales in the second quarter were $16.5 million versus $18.1 million a year ago, down 9 percent. Operating income was $2.3 million this past quarter, down 18 percent from $2.8 million in the previous year’s quarter.

Rykhus noted, “As expected, the second quarter reflected the decline in our avionics projects. To some degree this was offset by increased support for our Applied Technology Division. As we work toward the right mix of new projects, this division continues to generate strong cash flows.”

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Cash Builds on a Debt-Free Balance Sheet

At July 31, 2011, cash and investment balances were $47.0 million, down from $53.6 million a year ago, but up from $38.6 million at the end of last year’s fourth quarter. Raven paid a $22.5 million special cash dividend in September 2010. Six month operating cash flows remained strong, at $26.3 million versus $19.8 million last year. Working capital levels reflected a higher level of sales activity. Accounts receivable increased to $43.2 million compared with $34.7 million at July 31, 2010. Accounts receivable collections averaged 48 days, consistent with the previous year. Inventories were $50.2 million, up from $45.2 million one year earlier.

Raven Continues to Channel Investments for Growth

“We believe our upcoming third quarter will show relatively flat earnings with a year ago,” Rykhus said. “Along with a weakening economic outlook, in the prior year period we delivered over $7 million of tethered aerostats and also recorded a gain on the sale of a warehouse. We do expect that our earnings growth will resume in the fourth quarter.”

He continued, “Raven is reaping the benefits of a continuous investment process. This year the standout division is Applied Technology. While the strong growth in sales and profits is gratifying, we’ve picked up the pace of investment in recent quarters in terms of new products, facilities expansions, and software development. At the same time we have good success in acquiring and integrating new technologies. The current strength in precision ag demonstrates the benefits of our strategy. Our Engineered Films Division is showing improved performance, despite the headwinds of higher raw material prices. The growing pipeline of business was only made possible by our decision to add both capacity and extrusion capabilities. One challenge this year will be managing the fluctuating demand associated with our aerostat business.

“Building on this year’s first-half success, Raven’s strong financial foundation gives us added advantage to pursue our vision for growth. As projects are completed in the second half of the year, we expect total capital spending to exceed $30 million.”

About Raven Industries, Inc.

Since 1956, Raven Industries has designed and manufactured high-quality, high-value technical products. Raven is publicly traded on NASDAQ (RAVN) and has earned an international reputation for innovation, product quality, high performance and unmatched service. With strengths in engineering, manufacturing, and technological innovation, Raven serves the precision agriculture, high performance specialty films, aerospace, and electronic manufacturing services markets.

Conference Call Information

Raven has scheduled a conference call today at 3:00 p.m. Eastern Time to discuss its second quarter performance, and provide an outlook for the current year. Interested investors are invited to listen to the call by visiting the Investor Relations section of the company’s Web site at www.ravenind.com several minutes before the call to register on the Events and Presentations page. In addition, a taped rebroadcast will be available beginning one hour after the call ends, and will continue through August 29, 2011. To access the rebroadcast, dial 877-870-5176 and enter this passcode: 3948030. A replay of the call will also be available at www.ravenind.com for 90 days.

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Forward-Looking Statements

This news release contains “forward-looking statements” within the meaning of Section 27A of the Securities Act of 1933, as amended, and Section 21E of the Securities Exchange Act of 1934, as amended, including statements regarding the expectations, beliefs, intentions or strategies regarding the future. Without limiting the foregoing, the words “anticipates,” “believes,” “expects,” “intends,” “may,” “plans,” and similar expressions are intended to identify forward-looking statements. The company intends that all forward-looking statements be subject to the safe harbor provisions of the Private Securities Litigation Reform Act. Although management believes that the expectations reflected in forward-looking statements are based on reasonable assumptions, there is no assurance these assumptions are correct or that these expectations will be achieved. Assumptions involve important risks and uncertainties that could significantly affect results in the future. These risks and uncertainties include, but are not limited to, those relating to weather conditions and commodity prices, which could affect sales and profitability in some of the company’s primary markets, such as agriculture, construction and oil and gas drilling; or changes in competition, raw material availability, technology or relationships with the company’s largest customers—any of which could adversely affect any of the company’s product lines—as well as other risks described in the company’s 10-K under Item 1A. This list is not exhaustive, and the company does not have an obligation to revise any forward-looking statements to reflect events or circumstances after the date these statements are made.

FINANCIAL TABLES FOLLOW…

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RAVEN INDUSTRIES, INC.

CONDENSED CONSOLIDATED STATEMENTS OF INCOME

(In thousands, except earnings per share) (Unaudited)

	Three Months Ended July 31			Six Months Ended July 31
			Fav (Unfav)			Fav (Unfav)
	2011	2010	Change	2011	2010	Change
Net sales	$90,344	$73,174	23%	$191,885	$158,204	21%
Cost of sales	62,214	52,785		130,819	110,644

Gross profit	28,130	20,389	38%	61,066	47,560	28%

Research and development expenses	2,374	1,956		4,617	4,082
Selling, general and administrative expenses	7,082	5,810		14,242	11,350

Operating income	18,674	12,623	48%	42,207	32,128	31%

Other income (expense), net	(76)	(94)		(89)	(42)

Income before income taxes	18,598	12,529	48%	42,118	32,086	31%

Income taxes	6,137	4,176		13,941	10,788

Net income	$12,461	$8,353	49%	$28,177	$21,298	32%

Net income per common share:
-basic	$0.69	$0.46	50%	$1.56	$1.18	32%
-diluted	$0.68	$0.46	48%	$1.55	$1.18	31%

Weighted average common shares outstanding:
-basic	18,112	18,063		18,107	18,057
-diluted	18,215	18,096		18,214	18,079

RAVEN INDUSTRIES, INC.

SALES AND OPERATING INCOME BY SEGMENT

(In thousands) (Unaudited)

	Three Months Ended July 31			Six Months Ended July 31
			Fav (Unfav)			Fav (Unfav)
	2011	2010	Change	2011	2010	Change
Net sales:
Applied Technology	$32,269	$20,966	54%	$71,394	$53,891	32%
Engineered Films	32,459	26,120	24%	62,550	51,753	21%
Aerostar	10,861	9,195	18%	26,000	20,888	24%
Electronic Systems	16,530	18,067	(9)%	36,007	34,355	5%
Intersegment eliminations	(1,775)	(1,174)		(4,066)	(2,683)

Total company	$90,344	$73,174	23%	$191,885	$158,204	21%

Operating income:
Applied Technology	$12,118	$5,518	120%	$27,192	$17,921	52%
Engineered Films	5,284	5,543	(5)%	9,413	9,670	(3)%
Aerostar	2,184	1,345	62%	6,246	3,509	78%
Electronic Systems	2,307	2,813	(18)%	5,719	5,937	(4)%
Intersegment eliminations	8	2		20	(47)

Total segment income	$21,901	$15,221		$48,590	$36,990

Corporate expenses	(3,227)	(2,598)	(24)%	(6,383)	(4,862)	(31)%

Total company	$18,674	$12,623	48%	$42,207	$32,128	31%

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RAVEN INDUSTRIES, INC.

CONDENSED CONSOLIDATED BALANCE SHEETS

(In thousands) (Unaudited)

	July 31	January 31	July 31
	2011	2011	2010
ASSETS
Cash, cash equivalents and short-term investments	$46,978	$38,563	$53,615
Accounts receivable, net	43,248	39,967	34,670
Inventories	50,249	43,679	45,192
Other current assets	5,741	5,972	6,020

Total current assets	146,216	128,181	139,497

Property, plant and equipment, net	48,011	41,522	33,903
Other assets, net	17,101	18,057	19,597

	$211,328	$187,760	$192,997

LIABILITIES AND SHAREHOLDERS’ EQUITY
Accounts payable	$16,825	$16,715	$14,842
Accrued and other liabilities	17,145	17,620	17,231

Total current liabilities	33,970	34,335	32,073

Other liabilities	13,229	12,211	11,512
Shareholders’ equity	164,129	141,214	149,412

	$211,328	$187,760	$192,997

RAVEN INDUSTRIES, INC.

CONDENSED CONSOLIDATED CASH FLOWS

(In thousands) (Unaudited)

	Six Months Ended July 31
	2011	2010
Cash flows from operating activities:
Net income	$28,177	$21,298
Adjustments to reconcile net income to net cash provided by operating activities:
Depreciation and amortization	4,159	3,594
Other operating activities, net	(6,073)	(5,076)

Net cash provided by operating activities	26,263	19,816

Cash flows from investing activities:
Capital expenditures	(11,000)	(3,774)
Other investing activities, net	499	192

Net cash used in investing activities	(10,501)	(3,582)

Cash flows from financing activities:
Dividends paid	(6,509)	(5,771)
Other financing activities, net	62	(36)

Net cash used in financing activities	(6,447)	(5,807)

Effect of exchange rate changes on cash	100	4

Net increase in cash and cash equivalents	9,415	10,431
Cash and cash equivalents at beginning of period	37,563	40,684

Cash and cash equivalents at end of period	46,978	51,115
Short-term investments	—	2,500

Cash, cash equivalents and short-term investments	$46,978	$53,615

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